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SEC 1473        POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED
(01-02)         TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

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                                                                                                    --------------------------------
                                        UNITED STATES SECURITIES AND EXCHANGE COMMISSION                     OMB APPROVAL
-------                                                 WASHINGTON, D.C. 20549                        -------------------------
FORM 3                                                                                                OMB Number:     3235-0104
-------                                                                                               Expires:        PENDING
                                    INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES           Estimated average burden
                                                                                                      hours per response....0.5
                                                                                                    --------------------------------
                        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                  Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                                            of the Investment Company Act of 1940

(Print or Type Responses)
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  1.  Name and Address of Reporting Person*         2. Date of Event              4.  Issuer Name and Ticker or Trading Symbol
                                                       Requiring Statement
                                                       (Month/Day/Year)                          Northwest Ethanol, LLC - not
      Schubert          Eugene                              3/15/02                              publicly traded
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     (Last)             (First)      (Middle)       3. IRS or Social Security     5.  Relationship of Reporting Person(s) to Issuer
                                                       Number of Reporting            (Check all applicable)
                                                       Person (Voluntary)                 X  Director                  10% Owner
     c/o Northwest Ethanol, LLC, P.O. Box 4505                                           ---                       ---
-----------------------------------------------
                   (Street)                                                               X  Officer (give title   --- Other
                                                                                         ---         below)            (specify
                                                                                                                       below)
  Sherwood          Ohio        43556-0505                                                         Vice President
                                                                                               ----------------------
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  (City)          (State)         (Zip)             6. If Amendment, Date of      7.  Individual or Joint/Group
                                                       Original (Month/Day/Year)      Filing (Check Applicable Line)
                                                                                       X  Form filed by One Reporting Person
                                                                                      ---
                                                                                      --- Form filed by More than One
                                                                                          Reporting Person
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                                           TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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  1.  Title of Security             2.  Amount of Securities      3.  Ownership               4.  Nature of Indirect Beneficial
      (Instr. 4)                        Beneficially Owned            Form: Direct                Ownership
                                        (Instr. 4)                    (D) or Indirect             (Instr. 5)
                                                                      (I)  (Instr. 5)
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Limited Liability Company Units                  40                          D
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                                                                                                                             (Over)
                                                                                                                    SEC 1473 (7-96)


FORM 3 (CONTINUED)           TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS,
                                        CONVERTIBLE SECURITIES)
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  1.  Title of Derivative Security        2.  Date Exercisable and      3.  Title and Amount of Securities Underlying
      (Instr. 4)                              Expiration Date               Derivative Security
                                              (Month/Day/Year)              (Instr. 4)

                                          Date        Expiration        Title                     Amount
                                          Exer-       Date                                        or
                                          cisable                                                 Number
                                                                                                  of
                                                                                                  Shares
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                                          4. Conversion                 5. Ownership              6. Nature of Indirect
                                             or Exercise                   Form of                   Beneficial Ownership
                                             Price of                      Derivative                (Instr. 5)
                                             Derivative                    Security:
                                             Security                      Direct (D)
                                                                           or
                                                                           Indirect (I)
                                                                           (Instr. 5)
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   Reporting Person does not own
   any Derivative Securities
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     Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. Explanation of Responses:

     *  If the form is filed by more than one reporting person, see
        Instruction 5(b)(v).

     ** Intentional misstatements or omissions of facts constitute
        Federal Criminal Violations.                                              By: /s/ Eugene Schubert               3/15/02
        See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                    -----------------------------     ------------
                                                                                     **Signature of Reporting          Date
                                                                                       Person Date

         Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

         Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


                                                                                                                             Page 2
                                                                                                                     SEC 1473 (7-96)

                                POWER OF ATTORNEY

     Know all by these presents, that the undersigned hereby constitutes and appoints each of Ted Penner and Lynn Bergman, signing singly, the undersigned's true and lawful attorney-in-fact to:

     (1) execute for and on behalf of the undersigned, in the undersigned's capacity as an officer and/or director of Northwest Ethanol, LLC (the "Company"), Forms 3, 4 and 5 in accordance with Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder;

     (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Form 3, 4 or 5 and timely file such form with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

     (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact's discretion.

     The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

     This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4 and 5 with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

     IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 15TH day of MARCH, 2002.


                                       /s/ Eugene Schubert
                                       -----------------------------------
                                       Signature


                                       Eugene Schubert
                                       -----------------------------------
                                       Print Name